James Anderson Assumes Role as Chief Financial Officer for CNA

CHICAGO, Illinois, August 1, 2018 - CNA today announced that James Anderson has assumed the role of Executive Vice President & Chief Financial Officer, effective August 1, 2018. Anderson, who most recently served as Senior Vice President and Head of Financial Planning & Analysis and Corporate Development, succeeds D. Craig Mense, who announced his retirement earlier this year.

Anderson joined CNA in 2012 and has been a key member of the Finance leadership team since that time. He has proven himself an astute financial leader with a strong drive for results. Before joining CNA, Anderson spent nearly a decade in investment banking focused on the insurance industry, ultimately as a Managing Director at Macquarie Capital. That experience followed five years of consulting at Accenture.

About CNA
CNA is the eighth largest commercial insurer in the United States. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada, Europe and Asia, backed by 120 years of experience and more than $45 billion of assets. For more information about CNA, visit our website at www.cna.com.

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Press Contact:

Brandon Davis
CNA
Brandon.Davis@cna.com
312-822-5885 | 773-383-7166